Exhibit No. 21

TELTRONICS, INC.

Subsidiaries

TTG ACQUISITION CORP.
2150 Whitfield Industrial WaySarasota,
Florida 34243

(100%)

TELTRONICS S.A. de C.V.
Rio Lerma 255
Col. Cuauhtemoc
Mexico D.F. C.P. 06500

(100%)

TELTRONICS LIMITED
Regent Court
Laporte Way Luton
LU48AE

(100%)